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EXHIBIT 10.48

InterMune, Inc.

TO:	Marianne Armstrong
FROM:	Stephen N. Rosenfield
RE:	Bonus Plan
DATE:	April 18, 2002

        Set forth below is your bonus plan from InterMune, Inc. (the "Company") for the calendar years 2003-2007 (the "Bonus Plan"). All accounting determinations referred to in the Bonus Plan shall be governed by U.S. Generally Accepted Accounting Principles.

1.    Annual Bonus:

        You are eligible to earn an annual bonus for calendar years 2003-2007. Your first annual bonus shall be a minimum of 33.8% of your starting salary of $240,000 ("Starting Salary"). Your second through fifth annual bonuses shall be a minimum of 34.6%, 33.2%, 31.9%, 31.0%, respectively, of your Starting Salary. Any percentage above the minimum shall be determined in the Company's sole and absolute discretion. Each bonus will be paid before the last day of the first quarter of the applicable year. In addition to the bonus payments, you will also receive an additional payment to cover the income taxes resulting from any bonus payment (the "Gross-Up Payment") which shall be paid within thirty (30) days of any bonus payment. The Gross-Up Payment shall equal an amount such that after payment by you of all taxes imposed upon any bonus payment and the Gross-Up Payment, you retain an amount equal to such bonus payment. You must be employed by the Company at the time the bonus is payable in order to earn and receive the annual bonus and Gross-Up payments.

2.    At-Will Employment:

        You understand that this Bonus Plan does not constitute a guarantee of continued employment with the Company, and that your employment relationship with the Company is at-will. As such, either you or the Company may terminate your employment at any time and for any reason, either with or without cause or advance notice. In addition, the Company retains the right to modify your compensation and benefits, other than this Bonus Plan, within its sole discretion, upon notice to you.

Agreed and Accepted:

/s/ Marianne Armstrong Print Name: Marianne Armstrong	Date: /s/ 4/18/02

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InterMune, Inc.